Exhibit 99.1

Perry Ellis International Reports Fourth Quarter & Full Fiscal 2013 Results

■	Fiscal 2013 fourth quarter revenues total $258 million, an increase of 13% from $229 million last year

■	Fiscal 2013 fourth quarter GAAP diluted EPS was $0.28 compared to $0.12 last year

■	Fiscal 2013 fourth quarter adjusted diluted EPS of $0.50 compared to $0.38 last year

■	Fiscal 2013 revenue totaled $970 million compared to $980 million last year

■	Fiscal 2013 GAAP diluted EPS of $0.97 compared to $1.60 last year

■	Fiscal 2013 adjusted diluted EPS of $1.45 compared to $1.94 last year

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the fourth quarter (“fourth quarter of fiscal 2013”) and the fiscal year ended February 2, 2013 (“fiscal 2013”).

Oscar Feldenkreis, president and chief operating officer of Perry Ellis International commented, “We ended fiscal 2013 positively, reporting strong fourth quarter results and achieving progress on our objectives. Most rewarding is the improvement generated within our Perry Ellis and Rafaella sportswear collections. We were also pleased to see continued positive momentum for our Golf lifestyle apparel across all brands and our Direct to Consumer business, which delivered positive comparable store sales in the quarter.”

Fourth Quarter 2013 Results

Total revenue for the fourth quarter of fiscal 2013 was $258 million, a 13% increase compared to $229 million reported in the fourth quarter of fiscal 2012. Revenue growth was driven by many of the Company’s businesses, including Golf lifestyle apparel, the Perry Ellis brand, Laundry by Shelli Segal, International distribution and Direct to Consumer sales.

Gross margins expanded to 32.6% as compared to 31.4% in the same period of the prior year, reflecting a lower level of promotions in the collections businesses as well as higher contributions from the businesses discussed above.

As reported under GAAP, fourth quarter earnings per diluted share were $0.28 compared to earnings per diluted share of $0.12 in the fourth quarter of fiscal 2012. On an adjusted basis, fourth quarter earnings per diluted share were $0.50 as compared to adjusted earnings per diluted share of $0.38 in the fourth quarter of fiscal 2012. Adjusted earnings per diluted share exclude certain items as outlined in Table 1 Reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share.

Fiscal 2013 Results

Fiscal 2013 revenues were $970 million, as compared to $980 million reported in the prior year ended January 28, 2012 (“fiscal 2012). The prior year results include approximately $20 million of revenues associated with businesses exited during fiscal 2013. Revenues rose in many of the Company’s businesses, including Golf lifestyle apparel, Laundry by Shelli Segal, International distribution and Direct to Consumer.

These increases were partially offset by planned reductions in the Perry Ellis and Rafaella sportswear collections.

On a GAAP basis, net income for fiscal 2013 was $14.8 million, or $0.97 per fully diluted share compared to GAAP net income of $25.5 million or $1.60 per fully diluted GAAP share in fiscal 2012.

Adjusted earnings per diluted share for fiscal 2013 were $1.45 compared to adjusted earnings per diluted share of $1.94 in fiscal 2012 and exclude the costs mentioned above for both fiscal periods. (See reconciliation “Table 1”)

Gross margin for fiscal 2013 was 32.7% and was negatively impacted by 30 basis points due to business exit costs. This compares to gross margin of 33.0% in fiscal 2012. Gross margin performance in fiscal 2013 also reflects a higher level of promotional activity in the first half of the year as the Company repositioned its collections businesses.

Selling, general and administrative (“SG&A”) expenses were well controlled throughout fiscal 2013 and totaled $280 million compared to $268 million in fiscal 2012. The year over year increase reflects approximately $10 million in costs associated with strategic initiatives and non-cash asset impairment costs. In addition, store openings added incremental store expenses, which were partially offset by expense savings initiatives undertaken by the Company.

Earnings before interest, taxes, depreciation, amortization and impairments (“adjusted EBITDA”) for fiscal 2013 totaled $61.4 million, or 6.3% of total revenue. This compares to adjusted EBITDA of $75.1 million for fiscal 2012. (See attached reconciliation “Table 2”).

Balance Sheet Update

George Feldenkreis, chairman and chief executive officer of Perry Ellis International stated, “Our liquidity and leverage profile remains extremely strong with net debt to capitalization of 24.4% and full availability under our credit facility. During the year we made a strategic purchase of the Ben Hogan tradename to enhance our Golf lifestyle portfolio. We also divested tradenames and businesses that were small revenue and low profit contributors.

“As we look to 2014, our strategic focus is driving the elevation of our Perry Ellis and Rafaella collection sportswear businesses as well as on optimizing our Golf lifestyle business. We will continue to invest in these businesses internally to enhance and grow profitability and market share.”

Cash and cash equivalents at year end totaled $55 million. Inventories declined by 8% to $183 million as compared to $198 million in the comparable prior year period ended January 28, 2012. The Company also increased inventory turnover to 3.9 times from 3.3 times in the prior year.

Fiscal 2014 Guidance

Oscar Feldenkreis concluded, “As we look ahead, we believe it is prudent to remain conservative regarding our business outlook for fiscal 2014. Our focus is direct and unyielding and our priority is on our namesake brand, Perry Ellis. We have augmented our management, creative and merchandising teams for both Perry Ellis and Rafaella and believe we are well positioned for continued progress in fiscal 2014. We also remain optimistic about our core business opportunities and expect to further our growth potential through the expansion of our distribution channels.”

The Company is maintaining the guidance it provided on February 19, 2013 for the twelve months ending February 1, 2014 (“fiscal 2014”). The Company continues to expect revenue to increase in a range of 3% to 5% and fully diluted earnings per share on an adjusted basis to be in a range of $1.50—$1.60. On a GAAP basis, the Company expects fully diluted earnings per share to be in a range of $1.60—$1.70 which includes the sale of the John Henry trademark in Asia which closed in February 2013.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances, as well as select children’s apparel. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Rafaella®, Cubavera®, Ben Hogan®, Centro®, Solero®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Gotcha®, Girl Star®, MCD®, John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist®, Farah®, Anchor Blue®, Miller’s Outpost®, Tahoe River Outfitters®, Original Khaki Company® and Techworks®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR® and Champions Tour® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Source: Perry Ellis International, Inc.

Contact: Perry Ellis International, Inc.

Anita Britt, CFO

305-592-2830

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Years Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Revenues
Net sales	$251,015	$222,062	$942,451	$955,549
Royalty income	7,330	7,386	27,102	25,043

Total revenues	258,345	229,448	969,553	980,592
Cost of sales	174,004	157,394	652,352	656,850

Gross profit	84,341	72,054	317,201	323,742
Operating expenses
Selling, general and administrative expenses	67,010	55,517	263,444	248,618
Depreciation and amortization	3,582	3,691	13,896	13,673
Impairment on long-lived assets	3,516	6,066	3,516	6,066

Total operating expenses	74,108	65,274	280,856	268,357

Operating income	10,233	6,780	36,345	55,385
Costs on early extinguishment of debt	—	—	—	1,306
Interest expense	3,825	3,800	14,836	16,103

Net income before income taxes	6,408	2,980	21,509	37,976
Income tax provision	2,021	1,197	6,708	12,459

Net income	4,387	1,783	14,801	25,517

Net income, per share
Basic	$0.30	$0.12	$1.01	$1.71

Diluted	$0.28	$0.12	$0.97	$1.60

Weighted average number of shares outstanding
Basic	14,842	14,680	14,715	14,927
Diluted	15,426	15,408	15,315	15,950

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	February 2, 2013	January 28, 2012
Assets
Current assets:
Cash and cash equivalents	$54,957	$24,116
Accounts receivable, net	174,484	145,563
Inventories	183,127	198,264
Other current assets	30,536	33,733

Total current assets	443,104	401,676

Property and equipment, net	50,749	56,496
Intangible assets, net	246,681	242,634
Goodwill	13,794	13,794
Other assets	8,801	9,595

Total assets	$763,129	$724,195

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$132,028	$80,253
Accrued expenses and other liabilities	28,595	23,142
Accrued interest payable	4,061	4,186
Unearned revenues	4,647	4,179

Total current liabilities	169,331	111,760

Long term liabilities:
Senior subordinated notes payable, net	150,000	150,000
Senior credit facility	—	21,679
Real estate mortgages	24,202	25,114
Deferred pension obligation	14,686	17,326
Unearned revenues and other long-term liabilities	33,670	31,821

Total long-term liabilities	222,558	245,940

Total liabilities	391,889	357,700

Equity

Total equity	371,240	366,495

Total liabilities and equity	$763,129	$724,195

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of the three and twelve months ended February 2, 2013 and January 28, 2012 net income and earnings per share to adjusted net income and adjusted earnings per share.

(UNAUDITED)

(amounts in 000’s, except per share information)

	Three Months Ended		Years Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Net income	$4,387	$1,783	$14,801	$25,517
Plus:
Impairment on long-lived assets	3,516	6,066	3,516	6,066
Costs on exited brands	431	—	2,676	—
Costs of streamlining and consolidation of operations, and other strategic initiatives	944	—	3,341	—
Costs of voluntary retirement	—	—	2,420	—
Costs on early extinguishment of debt	—	—	—	1,306
Duplicate interest from March 8 to April 6, 2011	—	—	—	745
Less:
Gain on asset sales	—	—	(410)	—
Tax benefit	(1,574)	(1,965)	(4,118)	(2,748)

Net income, as adjusted	$7,704	$5,884	$22,226	$30,886

	Three Months Ended		Years Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Net income per share, diluted	$0.28	$0.12	$0.97	$1.60
Net per share impairment on long-lived assets	0.16	0.26	0.16	0.26
Net per share costs on exited brands	0.02	—	0.11	—
Net per share costs of streamlining and consolidation of operations, and other strategic initiatives	0.04	—	0.13	—
Net per share costs of voluntary retirement	—	—	0.10	—
Net per share costs on early extinguishment of debt	—	—	—	0.05
Net per share duplicate interest from March 8 to April 6, 2011	—	—	—	0.03
Net per share gain on asset sales	—	—	(0.02)	—

Adjusted net income per share, diluted	$0.50	$0.38	$1.45	$1.94

“Adjusted net income per share, diluted” consists of “net income per share, diluted” adjusted for the impact of impairment on long-lived assets, the costs on exited brands, costs of streamlining and consolidation of operations, and other strategic initiatives, costs of voluntary retirement, early extinguishment of debt, duplicate interest from March 8, 2011 to April 6, 2011, the time during which the retired debt and the new debt were simultaneously outstanding, and gain on asset sales. These costs and gain are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Years Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Net income	$4,387	$1,783	$14,801	$25,517
Plus:
Depreciation and amortization	3,582	3,691	13,896	13,673
Interest expense	3,825	3,800	14,836	16,103
Costs on early extinguishment of debt	—	—	—	1,306
Income tax provision	2,021	1,197	6,708	12,459

EBITDA	13,815	10,471	50,241	69,058

Impairment on long-lived assets	3,516	6,066	3,516	6,066
Costs on exited brands	431	—	2,676	—
Costs of streamlining and consolidation of operations, and other strategic initiatives	778	—	2,954	—
Costs of voluntary retirement	—	—	2,420	—
Gain on asset sales	—	—	(410)	—

EBITDA, as adjusted	$18,540	$16,537	$61,397	$75,124

Gross profit	$84,341	$72,054	$317,201	$323,742
Less:
Selling, general and administrative expenses	(67,010)	(55,517)	(263,444)	(248,618)
Plus:
Costs on exited brands	431	—	2,676	—
Costs of streamlining and consolidation of operations, and other strategic initiatives	778	—	2,954	—
Costs of voluntary retirement	—	—	2,420	—
Gain on asset sales	—	—	(410)	—

EBITDA, as adjusted	18,540	16,537	61,397	75,124

Total revenues	$258,345	$229,448	$969,553	$980,592

EBITDA margin percentage of revenues	7.2%	7.2%	6.3%	7.7%

(1)	Adjusted EBITDA consists of earnings before interest, taxes, depreciation, amortization, impairment on long-lived assets, costs on early extinguishment of debt, costs on exited brands, costs of streamlining and consolidation of operations, and other strategic initiatives, as well as, costs associated with voluntary retirements and the gain on sale of assets. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.